BROKER-DEALER SELLING AGREEMENT

Ladies and Gentlemen:

MBSC Securities Corporation (“we” or “us”), as the principal underwriter and exclusive agent for the continuous distribution of the shares of beneficial interest or common stock of open-end registered investment companies managed, advised or administered by The Dreyfus Corporation (“Dreyfus”) or its subsidiaries or affiliates (each, a “Fund” and collectively, the “Funds”) pursuant to the terms of a Distribution Agreement between us and the Funds, agrees to sell Fund shares to you, the firm specified on the signature page hereto (“you”), in accordance with the terms and conditions set forth in this Agreement.  You may make shares of the Funds available to your customers and, with respect to certain Fund shares, provide shareholder, administrative or other services to your customers who own shares of the Funds in accordance with the terms and conditions set forth in this Agreement.  Unless the context otherwise requires, as used herein the term “Prospectus” shall mean the full, statutory prospectus (“Statutory Prospectus”) and related statement of additional information (“SAI”) incorporated therein by reference (as amended or supplemented) of each of the respective Funds included in the then currently effective registration statement (or post-effective amendment thereto) (“Registration Statement”) of each such Fund, as filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (“1940 Act”).

In consideration for the mutual covenants contained herein, the parties hereto agree as follows:

1.                  Dealer; Limited Agency.

In all sales of Fund shares to the public, you shall act as dealer for your own account or as agent for the account of your customer and, other than for the limited purpose of accepting orders for Fund shares from your customers for which you shall be authorized, except as otherwise provided in this Agreement or the Prospectus of the applicable Fund, to act as an agent of the Fund, in no transaction shall you have any authority to act as agent for any Fund, for us or for any other dealer.

2.                  Orders; Payment for Shares; Sales Charge Reductions.

(a)                All orders for the purchase of any Fund shares shall be executed at the then-current public offering price per share (i.e., the net asset value per share plus the applicable sales charge, if any) and all orders for the redemption of any Fund shares shall be executed at the net asset value per share, less the applicable deferred sales charge, redemption fee, or similar charge or fee, if any, in each case as described in the Prospectus of such Fund.  The minimum initial purchase order and minimum subsequent purchase order shall be as set forth in the Prospectus of such Fund.  All orders are subject to acceptance or rejection by us or the Fund at the sole discretion of us or the Fund, and orders are effective only upon receipt in proper form.  We reserve the right, at our discretion and without notice, to suspend the sale of shares or withdraw entirely the sale of shares of any or all of the Funds.

(b)               The procedures relating to all orders and the handling thereof shall be subject to the terms of the Prospectus of the relevant Fund and our written instructions to you from time to time.  No conditional orders will be accepted.  You agree to place orders with us for the same number of shares and at the same price as any orders you receive from your customers.  You shall not withhold placing orders received from your customers so as to profit yourself as a result of such withholding.  In ordering shares of any Fund, you shall rely solely and conclusively on the representations contained in the Prospectus of such Fund.

(c)                You agree that you will not effect any transactions (including, without limitation, any purchases, exchanges, conversions and redemptions) in Fund shares registered in the name of, or beneficially owned by, any of your customers unless such customer has granted you full right, power and authority to effect such transactions on such customer’s behalf.

(d)               You agree to pay for purchase orders for Fund shares placed by you in accordance with the terms of the Prospectus of the applicable Fund.  In particular, on or before the settlement date of each purchase order for shares of any Fund, you agree to remit to an account with the Transfer Agent, as such term is defined in the Prospectus of each Fund (“Transfer Agent”), that is designated by us an amount equal to (i) the then-current public offering price of the shares of such Fund being purchased less the dealer reallowance, if any, with respect to such purchase order as determined by us in accordance with the terms of the Prospectus of the applicable Fund, or (ii) the then-current public offering price of the shares of such Fund being purchased without deduction for the dealer reallowance, if any, with respect to such purchase order as determined by you in accordance with the terms of the Prospectus of the applicable Fund, in which case the dealer reallowance, if any, shall be payable to you by us on at least a monthly basis.  You may elect to waive the dealer reallowance, to the extent permitted by the Prospectus of the applicable Fund.  Neither we nor the Funds are responsible for correcting the payment or assessment of an incorrect dealer reallowance due to your failure to fulfill your obligations under this Agreement.

(e)                If any Fund shares sold under the terms of this Agreement are sold with a sales charge and are redeemed for the account of the Fund or are tendered for redemption within seven (7) business days after the date of purchase:

(i)                 You shall forthwith refund to us the full dealer reallowance received by you on the sale; and

(ii)               We shall forthwith pay to the Fund our portion of the sales charge on the sale which had been retained by us and shall also pay to the Fund the amount refunded by you.

(f)                If payment for any purchase order is not received in accordance with the terms of the Prospectus of the applicable Fund, we reserve the right, without notice, to cancel the sale and to hold you responsible for any loss sustained as a result thereof.

(g)                You represent that you have adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders to purchase, redeem, transfer, convert or exchange Fund shares received by you from your customers which are treated as received by you by the time the Fund calculates its net asset value as described in the Prospectus of the applicable Fund (typically, the scheduled close of trading (“Close of Trading”) on the New York Stock Exchange (“NYSE”) (usually 4:00 p.m. Eastern time)) on a day the NYSE is scheduled to be open for regular business (“Business Day”) are received by you prior to the Close of Trading (or such other time as the applicable Fund calculates its net asset value as described in the Fund’s Prospectus) on such Business Day and are not modified after the Close of Trading (or such other time as the applicable Fund calculates its net asset value as described in the Fund’s Prospectus), and that all such orders received, but not rescinded, by the Close of Trading are communicated to us or our designee for that Business Day.  Each transmission of Fund share orders by you shall constitute a representation that such orders are accurate and complete and are as received by you by the Close of Trading (or such other time as the applicable Fund calculates its net asset value as described in the Fund’s Prospectus) on the Business Day for which the orders are to be priced and that such transmission includes all Fund share orders received from your customers, but not rescinded, by the Close of Trading (or such other time as the applicable Fund calculates its net asset value as described in the Fund’s Prospectus).  You will maintain records sufficient to document the date and time of receipt of orders from your customers.

(h)               In the case of any Fund shares sold with a sales charge, your customers may be entitled to a reduction or waiver of the sales charge on purchases in accordance with the terms and conditions set forth in the Prospectus of the applicable Fund, and your dealer reallowance, if any, will be paid based upon the reduced sales charge, except as otherwise described in the Fund’s Prospectus.  The sales charge and/or dealer reallowance may be changed at any time in our sole discretion upon notice to you.

(i)                 You agree to furnish to us or the Transfer Agent sufficient information to permit confirmation by us or the Transfer Agent of any qualification for a reduced or waived sales charge, and acceptance of the purchase order is subject to such confirmation.  Unless at the time of transmitting an order you advise us or the Transfer Agent to the contrary, the shares of a Fund ordered will be deemed to be the total holdings of the specified customer in the Funds.

(j)                 On or after October 10, 2016, you shall not be authorized to act as an agent for purposes of Rule 22c-1 under the 1940 Act for any Fund that is a money market fund, unless such Fund is designated as a “government” or “retail” money market fund as defined in Rule 2a-7 under the 1940 Act or the order is on behalf of a participant directed defined contribution plan (or similar plan) for which you are acting as agent.  Effective as of that date, all orders with respect to shares of any such Fund from you on behalf of your customers which are not such plans will be priced at the net asset value next calculated after the Fund receives the order in proper form from you and accepts it.  Notwithstanding the foregoing, a redemption order that any such Fund determines, in its sole discretion, has been received in good order by you prior to notification of the imposition or modification of a liquidity fee or temporary suspension of redemptions (“redemption gate”) may be paid by the Fund despite the imposition of a redemption gate or without the deduction of a liquidity fee or modified liquidity fee in the Fund’s sole discretion; provided, however, that the Fund may, in its sole discretion, require you to provide sufficient evidence or other documentation to verify that the redemption order was received in good order prior to notification of the imposition or modification of a liquidity fee or redemption gate.

(k)               You agree that we, each Fund, the Transfer Agent and the respective officers, directors, trustees, agents, employees and affiliates of us, the Fund and the Transfer Agent shall not be liable for, and shall be fully indemnified and held harmless by you from and against any and all losses, claims, demands, liabilities and expenses (including, without limitation, legal and other costs, including the cost of investigating or defending such claims, demands or liabilities) (“Losses”) which may be incurred or suffered by us or any of the foregoing persons entitled to indemnification from you hereunder arising out of or in connection with the execution of any transactions in Fund shares registered in the name of, or beneficially owned by, any customer of you in reliance upon any oral or written instructions reasonably believed to be genuine and to have been given by or on behalf of you.

3.                  Delivery of Fund Prospectuses and SAIs.

(a)                In connection with offers to sell and sales of shares of any Fund, you agree to deliver or cause to be delivered to each person to whom any such offer or sale is made, at or prior to the time of such offer or sale, a copy of the Statutory Prospectus or the Fund’s current “summary prospectus” (as defined in Rule 498 under the 1933 Act) (“Summary Prospectus”), each as filed with the SEC pursuant to the 1933 Act.  Delivery may include electronic delivery in accordance with publicly-available SEC interpretations.  In addition, you agree to deliver or cause to be delivered to each person to whom any such offer or sale is made by you, upon request directed to you, a copy of (i) the SAI of the applicable Fund or (ii) the Statutory Prospectus of the applicable Fund with respect to those persons who initially received a copy of the Summary Prospectus of the Fund.

(b)               We agree to supply you with copies of the Summary Prospectus, Statutory Prospectus and SAI relating to each Fund in reasonable quantities upon request in connection with your delivery obligations set forth in Section 3(a) above.

4.                  Shareholder, Administrative or Distribution-Related Services.

(a)                You agree to serve as a Service Agent, as such term is defined in the relevant Fund’s Prospectus, and to provide shareholder, administrative or distribution-related services for your customers who purchase shares of a Fund that has adopted a Shareholder Services Plan, Administrative Services Plan, Service Plan, Distribution Plan or similar plan (each, a “Plan” and collectively, the “Plans”), as applicable and as described in the Fund’s Prospectus.  In consideration of the provision of such services by you as described in this Section 4, we shall pay you the fees described as payable to Service Agents in the relevant Plan, or such other fees as may be determined by us, subject to and in accordance with, such Plan(s) and the Fund’s Prospectus, as applicable.

(i)                 To receive fees from us pursuant to a Fund’s Shareholder Services Plan, you agree to provide personal services and/or the maintenance of shareholder accounts for your customers who own shares of the Fund, such as responding to customer inquiries and providing information on their investments in the Fund.

(ii)               To receive fees from us pursuant to a Fund’s Administrative Services Plan or similar plan, you agree to provide administrative services for your customers who own shares of the Fund, which services may include:  providing your customers with statements showing their position in the Fund; mailing periodic reports, Prospectuses and other Fund communications to your customers; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gain distributions; reinvesting dividends and distributions; preparing and delivering to your customers, and state and federal authorities, including the United States Internal Revenue Service and the SEC, such information respecting dividends and distributions paid by the Fund as may be required by law, rule or regulation; withholding on dividends and distributions as may be required by state or federal authorities from time to time; receiving, tabulating, and transmitting proxies executed by your customers; and providing such other related services, including such other recordkeeping and sub-accounting services, as the Fund may reasonably request.

(iii)             To receive fees from us pursuant to a Fund’s Service Plan (or, for certain Funds, a Shareholder Services Plan) adopted in accordance with Rule 12b-1 under the 1940 Act, you agree to provide distribution-related assistance in connection with the sale of shares of the Fund and/or shareholder servicing for your customers who own shares of the Fund, including:  establishing and maintaining shareholder accounts and records; processing purchase and redemption transactions; providing periodic statements and/or reports showing your customer’s account balance and integrating such statements with those of other transactions and balances in the customer’s other accounts serviced by you; assisting your customers in changing dividend options, account designations and addresses; arranging for bank wires; and providing such other information and services as the Fund reasonably may request, to the extent you are permitted by applicable statute, rule or regulation.

(iv)             To receive fees from us pursuant to a Fund’s Distribution Plan adopted in accordance with Rule 12b-1 under the 1940 Act, you agree to provide distribution-related assistance in connection with the sale of shares of the Fund and, for certain Funds, shareholder servicing for your customers who own shares of the Fund.

(b)               You shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in your business, or all or any personnel employed by you) as is necessary or beneficial for providing information and services to your customers who own shares of any Fund, and to assist us and the Transfer Agent in servicing accounts of your customers.

(c)                You shall transmit promptly to your customers who own shares of any Fund all communications sent to you for transmittal to shareholders by or on behalf of us, the Fund, or the Fund’s investment adviser, custodian or transfer or dividend disbursing agent.

(d)               The fees payable to you as described in this Section 4 shall be paid monthly in arrears based on the average daily net asset value of your customers’ Fund shares held during the relevant period, and shall be paid only so long as you perform the services described in this Section 4 for which payment is to be made and the relevant Plan(s) and this Agreement are in effect.  No director, trustee, officer or shareholder of a Fund shall be liable individually for the performance of the obligations hereunder or for any such payments.  It is recognized that certain parties may not be permitted to collect fees under a Plan and, if you are such a party, you acknowledge and agree that you will not collect such fees.  Your acceptance of such fees shall constitute your representation that receipt of such fees is lawful.

(e)                With respect to Dreyfus-managed money market Funds, during extraordinary circumstances, which are defined for purposes of this Agreement as periods of very low interest rates during which Dreyfus, from time to time, is waiving receipt of a portion of its management fee and/or paying Fund operating expenses directly in order for any such money market Fund to generate a minimum one-day yield of up to 0.05% (on a subsidized basis), we may, in our discretion, reduce the fees payable to you as described in this Section 4 with respect to such money market Fund, potentially to as low as zero.  The amount of any fee rate reductions will be derived from the average percentage reduction in total operating expenses of the money market Fund, as determined by us on a month-to-month basis.  When such expense limitations are no longer in effect for the applicable money market Funds, we will immediately resume payments at the original fee levels.

5.                  Representations and Warranties.

(a)                Each party hereto represents and warrants to the other party that:

(i)                 it is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized;

(ii)               it is duly registered as a broker-dealer with the SEC and, to the extent required, with applicable state agencies or authorities having jurisdiction over securities matters, and it is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

(iii)             it will comply with all applicable federal and state laws, and the rules, regulations, requirements and conditions of all applicable regulatory and self-regulatory agencies or authorities in the performance of its duties and responsibilities under this Agreement;

(iv)             the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action, and all other authorizations and approvals (if any) required for the lawful execution, delivery and performance of this Agreement have been obtained; and

(v)               upon execution and delivery by it, and assuming due and valid execution and delivery by the other party, this Agreement will constitute a valid and binding agreement, enforceable in accordance with its terms.

(b)               You further represent and warrant that:

(i)                 the compensation payable to you pursuant to this Agreement, together with any other compensation payable to you by your customers in connection with the investment of their assets in shares of the Funds, will be properly disclosed by you to your customers, will be authorized by your customers and will not result in an unauthorized fee to you;

(ii)               you will, on reasonable request, (i) provide us with certifications and representations related to the performance of this Agreement or your agreements, representations, warranties, covenants or agreements herein (“Compliance Matters”) and (ii) permit us or the Funds (or agents thereof), as well as appropriate regulatory authorities, to obtain information and records, and to inspect your facilities, relating to Compliance Matters;

(iii)             you will provide to us and each applicable Fund such information relating to your services pursuant to this Agreement as may be required to be maintained by us and/or such Fund under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities;

(iv)             to the extent applicable, you will provide to the Funds or any of their designated agents such periodic reports as any Fund shall reasonably conclude is necessary to enable such Fund to comply with state Blue Sky requirements;

(v)               if you make available to your customers shares of any money market Fund that is classified as a “retail” money market fund for purposes of Rule 2a-7 under the 1940 Act (“Retail MMF”), (a) you have adopted and implemented policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail MMF shares to natural persons (as such term is used or interpreted by the SEC or its staff); (b) you will take commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail MMF shares are natural persons; and (c) you will promptly redeem any such Retail MMF shares held by your customers who do not qualify as natural persons, consistent with applicable law; and

(vi)             if you maintain an account in a Retail MMF for another financial intermediary, such other financial intermediary has agreed or represented to you that it has adopted and implemented policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail MMF shares to natural persons.

6.                  Imposition of Liquidity Fees and Redemption Gates.

You agree to promptly take such actions reasonably requested by a money market Fund or by us to impose, lift, or modify a liquidity fee or redemption gate, or assist such Fund or us in imposing, lifting, or modifying a liquidity fee or redemption gate.  If a money market Fund implements a liquidity fee, you authorize such Fund or us to calculate the liquidity fee owed to the Fund as a result of the redemption of shares of such Fund by your customers (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments to you by the Fund in its sole discretion.

7.                  Notifications to Us; Status as FINRA Member.

(a)                You shall notify us immediately in the event of any of the following:

(i)                 termination or suspension of your membership with FINRA;

(ii)               termination of your Securities Investor Protection Corporation (SIPC) coverage; or

(iii)             your violation of any applicable federal or state law, rule, regulation, requirement or condition arising out of or in connection with this Agreement, or which may otherwise affect in any material way your ability to act as a dealer or otherwise fulfill your obligations in accordance with the terms of this Agreement.

(b)               You recognize that you will be treated as a “Non-Member Broker or Dealer,” as defined by FINRA Rule 2040 (or any similar successor rule), during the period of any suspension of your FINRA membership.  Accordingly, no payments required by applicable FINRA rules to be paid solely to a registered broker or dealer shall be paid by us to you while your FINRA membership is suspended.  Further, any termination of your FINRA membership will automatically terminate this Agreement without notice.  In the event that this Agreement is terminated as a result of your ceasing to be a member of FINRA, or for any other reason as permitted by this Agreement, you agree to work cooperatively with us to effect an orderly transition of your customers’ assets if such customers’ shares of a Fund are redeemed or registrations transferred.

8.                  Shareholder Information and Imposition of Trading Restrictions.

(a)                For purposes of this Section 8 only, the following definitions apply:

(i)                 “Fund” includes any open-end registered investment company managed, advised or administered by Dreyfus or its subsidiaries or affiliates and does not include any “Excepted Funds” as defined in Rule 22c-2(b) under the 1940 Act.

(ii)               “Shareholder” shall mean, as applicable, (a) the beneficial owner of Fund shares whether the shares are held directly by the shareholder or by you in nominee name, (b) a plan participant notwithstanding that the plan may be deemed to be the beneficial owner of the Fund shares or (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

(iii)             “Written” communications include electronic communications and facsimile transmissions.

(b)               You agree to provide promptly, but not later than ten (10) business days, to a Fund or its designee, upon Written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholders who have purchased, redeemed, transferred, converted or exchanged Fund shares held through an account with you (an “Account”) during the period covered by the request and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder or Account (if known), and transaction type (purchase, redemption, transfer, conversion or exchange) of every purchase, redemption, transfer, conversion or exchange of Fund shares.  To the extent practicable, the format for any transaction information provided to the Fund or its designee should be consistent with the NSCC Standardized Data Reporting Format.

(i)                 We agree that requests by the Fund or its designee will set forth a specific period, not to exceed ninety (90) days from the date of the request, for which transaction information is sought.  A Fund or its designee may request transaction data older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

(ii)               You agree to use your best efforts to determine promptly, upon request of the Fund or its designee, but not later than ten (10) days from the date of the request, whether any person that holds Fund shares through you is an “indirect intermediary” as defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”), and upon further request of the Fund or its designee:  (1) provide or arrange to have provided the information set forth in this Section 8(b) regarding Shareholders who hold an account with an Indirect Intermediary; or (2) restrict or prohibit the Indirect Intermediary from purchasing shares on behalf of itself or other persons.

(iii)             We agree that the Fund and its designee shall not to use the information received pursuant to this Section 8(b) for any purpose other than the purposes outlined herein without your prior Written consent.

(c)                You agree to execute Written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder that has been identified by the Fund as having engaged in frequent trading of Fund shares (directly or indirectly through an Account) as defined in the Prospectus of the applicable Fund.  You agree to execute instructions as soon as reasonably practical but not later than five (5) business days after receipt of the Written instructions by you.

(d)               Written instructions provided to you will include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholders or Accounts or other agreed upon information to which the instructions relate.

(e)                You must provide Written confirmation to the Fund or its designee that the Written instructions have been executed.  You agree to provide the confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

9.                  Representations Concerning Fund Shares.

You shall not make any representations concerning any Fund shares other than those contained in the Prospectus of such Fund or in any promotional materials or sales literature furnished to you by us or the Fund.  You shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to any Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to you by us or the Fund, and such other information and materials as may be approved in writing by us.

10.              Suitability; Multiple-Class Fund Procedures.

(a)                To the extent you make a recommendation to your customers regarding a transaction in Fund shares, you agree that it is your responsibility to fulfill your obligations under applicable FINRA and NASD rules and to determine the suitability of any Fund shares as investments for your customers, and that we have no responsibility for such determination.

(b)               You understand and acknowledge that the Funds may offer shares in multiple classes, and you represent and warrant that, to the extent you recommend transactions in Fund shares, you have established compliance procedures designed to ensure that:  (i) in offering more than one share class of Funds to your customers, you make each such customer aware of the terms of each class of shares offered; (ii) your representatives recommend only shares that are appropriate and suitable investments for your customer; (iii) the customer is availed of the opportunity to obtain front-end sales charge discounts as detailed in the Prospectuses of the applicable Funds; and (iv) there is proper supervision of your representatives in recommending and offering different classes of Fund shares to your customers.

11.              Anti-Money Laundering Program Procedures.

You represent and warrant that you have adopted and implemented policies and procedures to comply with all anti-money laundering, customer identification and verification, suspicious activity, currency transaction reporting and similar laws and regulations, including, but not limited to, the Bank Secrecy Act, as amended by the USA PATRIOT Act, and the regulations thereunder, applicable to you, and FINRA Rule 3310.  You also represent and warrant that you will not purchase or sell Fund shares, or otherwise facilitate any transaction, on behalf of any person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control (“OFAC”), or other similar governmental lists, or in contravention of any OFAC maintained sanctions program.  You agree to share information with the Fund for purposes of ascertaining whether a suspicious activity report (“SAR”) is warranted with respect to any suspicious transaction involving Fund shares, provided that neither you nor the Fund is the subject of the SAR filing.  You also represent and warrant that you have filed the requisite certification with the Financial Crimes Enforcement Network (“FinCEN”) to allow you to share information pursuant to Section 314(b) of the USA PATRIOT Act.  In addition, you shall, to the extent consistent with applicable law, take all steps necessary and appropriate to provide the Funds and/or us with any requested information about investors and accounts in the event that the Funds or us shall request such information in response to an inquiry or investigation by an appropriate authority.

12.              Indemnification.

(a)                Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold the other party, its several officers and directors, and any person who controls such other party within the meaning of Section 15 of the 1933 Act, and each Fund and its several officers and directors or trustees (collectively, the “Indemnified Party”), free and harmless from and against any Losses which the Indemnified Party incurs or suffers, arising out of or based upon:

(i)                 any breach of any representation, warranty or covenant made by the Indemnifying Party herein;

(ii)               any failure by the Indemnifying Party to perform its obligations as set forth herein; or

(iii)             any negligence, bad faith or misfeasance by the Indemnifying Party or any of its officers, directors, employees, agents, or any person who controls such Indemnifying Party within the meaning of Section 15 of the 1933 Act.

(b)               We, as an Indemnifying Party, further agree to indemnify, defend and hold you, your several officers and directors, and any person who controls you within the meaning of Section 15 of the 1933 Act, as an Indemnified Party, free and harmless from and against any Losses arising out of or based upon any untrue statement of a material fact contained in any Prospectus, or arising out of or based upon any omission to state a material fact required to be stated in any Prospectus, or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to us by you for use therein.

(c)                The Indemnifying Party’s agreement to indemnify the Indemnified Party is expressly conditioned upon the Indemnifying Party being notified of any action, arbitration, claim,

demand, dispute, investigation, lawsuit or other proceeding (each, a “Proceeding”) brought against the Indemnified Party, such notification to be given in writing received by the Indemnifying Party at its address as specified in Section 18 of this Agreement within seven (7) days after the commencement of such Proceeding; provided that, the failure to so notify the Indemnifying Party in the absence of a showing of actual prejudice shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party.  The Indemnifying Party shall be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any Indemnified Party, or both, with counsel reasonably satisfactory to such Indemnified Party) by giving written notice to the Indemnified Party within ten (10) days of receiving notice of the Proceeding (or such shorter period as is required to respond to the Proceeding); provided, however, if the defendants in any such action include (or will include) both the Indemnified Party and an Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be a conflict between the positions of the Indemnified Party and an Indemnifying Party in conducting the defense of any such action or that there may be legal defenses available to it which are inconsistent with those available to an Indemnifying Party, the Indemnified Party shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such Indemnified Party at such Indemnified Party’s sole expense.  Upon receipt of notice from an Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the Indemnifying Party will not be liable to such Indemnified Party hereunder for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  No Indemnifying Party shall be liable under this Agreement for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder, nor shall any Indemnifying Party enter into any settlement (other than a purely monetary “no admission” settlement) without the consent of the Indemnified Party.

(d)               The indemnification agreements contained in Section 2(k) above, Section 16 below and this Section 12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any person entitled to indemnification pursuant to Section 2(k) above, Section 16 below or this Section 12, and shall survive the delivery of any Fund shares and termination of this Agreement.  Such agreements of indemnity will inure exclusively to the benefit of the persons entitled to indemnification pursuant to this Agreement and their respective estates, successors and assigns.

(e)                Each Fund and its several officers and directors or trustees are expressly made third party beneficiaries of this Agreement for purposes of the indemnification agreements contained herein to the same extent as if they had been parties hereto.

(f)                NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE INDEMNIFYING PARTY SHALL NOT BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSS OF BUSINESS, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER THE INDEMNIFYING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.              Customer Information; Privacy.

Each party hereto agrees to comply with all applicable state and federal laws and regulations relating to consumer privacy and data security.  Pursuant to Regulation S-P promulgated by the SEC under the Gramm-Leach-Bliley Act (“Reg. S-P”), you agree to deliver the Funds’ then-current consumer privacy notice to any of your customers who purchase Fund shares from or through you, at or prior to the time of the initial purchase, if the customer would be considered a “consumer” or “customer” (each as defined in Reg. S-P) of the Fund(s).  The provisions of this Section 13 shall survive the termination of this Agreement.

14.              Qualification of Fund Shares.

We agree to make available to you a list of:  (i) U.S. states or other U.S. jurisdictions in which shares of the Funds are registered and qualified for sale and (ii) foreign countries (and attendant restrictions) where shares of the Fund may be sold, each of which may be revised by us from time to time (collectively, the “Jurisdiction List”).  You shall make Fund shares available to your customers only in those U.S. states, other U.S. jurisdictions and foreign countries that are included on the Jurisdiction List, subject to your compliance with any applicable requirements and restrictions, including those restrictions applicable to sales in foreign countries as set forth on the Jurisdiction List.  You agree to provide us with certifications or other documentation as we deem necessary to monitor your compliance with such restrictions.  Moreover, you will ensure that you (including your associated persons) are properly licensed and qualified to offer and sell shares in any U.S. state, other U.S. jurisdiction and foreign country that requires such licensing or qualification in connection with your activities.  You further agree not to make Fund shares available in any other jurisdiction, unless you have received prior written authorization from us.

15.              Retirement Customers.

We may engage in sales and marketing activities with respect to the Funds, including making available to you information, education and guidance materials and other resources that you may use in connection with the services you provide to your customers, which may include plans, plan fiduciaries, plan participants or beneficiaries, IRAs or IRA owners subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Retirement Customers”).

To the extent you (including your affiliates, employees, associated persons, or other agents) are acting as a fiduciary for your Retirement Customers in connection with any transactions in the Funds (each, a “Transaction”), we are informing you that:

(a)                We are not undertaking to provide impartial investment advice, or give advice in a fiduciary capacity, in connection with the Transaction;

(b)               We have a financial interest in selling our products and services to you.  Specifically, we and our affiliates earn revenue from the sale of the Funds, including advisory fees, distribution fees, service fees and/or other revenue, and such fees and/or other revenue may vary among the Funds; and

(c)                We are not receiving a fee or other compensation directly from you or any of your Retirement Customers for the provision of investment advice (as opposed to other services) in connection with the Transaction.

In addition, to the extent you (including your affiliates, employees, associated persons, or other agents) are acting as a fiduciary for your Retirement Customers in connection with a Transaction, you represent that:

(a)                There is no financial interest, ownership interest, or other relationship, agreement or understanding that would limit your ability to carry out your fiduciary responsibility to your Retirement Customers beyond the control, direction or influence of other persons involved in the Transaction;

(b)               You are capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; and

(c)                You are a fiduciary under ERISA or the Code, or both, with respect to the Transaction and are responsible for exercising independent judgment in evaluating the Transaction.

16.              Expedited Redemption Information Form.

By completing the Expedited Redemption Information Form annexed hereto as Appendix A, you agree to indemnify, defend and hold us and the Transfer Agent, our and its respective officers and directors, and any person who controls us or the Transfer Agent within the meaning of Section 15 of the 1933 Act, and each Fund with respect to which we permit you to exercise an expedited redemption privilege and such Fund’s several officers and directors or trustees, free and harmless against any Losses arising out of or in connection with any expedited redemption payments made in reliance upon the information set forth in Appendix A.

17.              Non-Exclusivity; Relationship of Parties; Use of Names.

The parties hereto acknowledge and agree that:  (i) neither this Agreement nor the arrangements described herein constitute an exclusive arrangement, or create a partnership, association or joint venture and (ii) each party hereto may enter into similar agreements and arrangements with other entities.  Other than as specifically set forth herein, neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party.  This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement.  Neither party hereto shall use the name of the other party in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule, regulation, requirement or condition, and except pursuant to any promotional programs mutually agreed upon in writing by the parties hereto.  Notwithstanding the foregoing, you may use the names of the Funds on a list of funds that you make available to your customers without our prior approval.

18.              Notices.

Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing.  Unless otherwise notified in writing, all notices to us shall be given or sent to our offices, located at 144 Glenn Curtiss Boulevard, Uniondale, New York, 11556, Attention:  Director of Institutional Services, with a copy to:  200 Park Avenue, New York, New York 10166, Attention:  Legal Department; and all notices to you shall be given or sent to you at your address shown below.

19.              Termination; Amendment; Assignment; Complete Agreement.

(a)                This Agreement may be terminated at any time by either party hereto upon fifteen (15) days’ prior written notice to the other party.  In addition, we may terminate this Agreement as to any or all Funds immediately, without penalty, if the present investment adviser of such Fund(s) ceases to serve the Fund(s) in such capacity, if we cease to act as distributor of such Fund(s) or as otherwise provided in this Agreement.

(b)               If fees are to be received pursuant to a Plan, this paragraph shall apply, notwithstanding anything in this Agreement to the contrary.  This Agreement shall continue so long as it is approved at least annually by the applicable Fund’s Board of Directors or Trustees.  Such continuance must be approved specifically at least annually by a vote of a majority of (i) the Fund’s Board of Directors or Trustees and (ii) the Fund’s Directors or Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty, at any time, by vote of a majority of the Fund’s Directors or Trustees who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ notice to you.  Notwithstanding anything contained herein, if you fail to perform the shareholder servicing and administrative and/or distribution functions contemplated herein, as applicable, this Agreement shall be terminable by us as to any or all of the Funds effective upon receipt of notice thereof by you.  This Agreement also shall terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

(c)                This Agreement, and any exhibits hereto, may be amended by us upon written notice to you, and such amendment shall be deemed accepted by you upon the placement of any order for the purchase of Fund shares or the acceptance of a fee payable under this Agreement after the effective date of any such amendment.

(d)               This Agreement may not be assigned by you without our prior written consent.

(e)                This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties hereto relating to the subject matter hereof.

20.              Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

Very truly yours,

MBSC SECURITIES CORPORATION

Accepted:

Name of Broker-Dealer Firm (Please Print or Type)

Dealer Code

Address

Address for Email Notification:  _____________

Date: _____________________________     By:

                                                                        Name:

Title:

Confirmed:

MBSC SECURITIES CORPORATION

Date: _____________________________     By:

Name:

Title:

NOTE:  Please sign and return both copies of this Agreement to MBSC Securities Corporation.

APPENDIX A

TO BROKER-DEALER SELLING AGREEMENT

EXPEDITED REDEMPTION INFORMATION FORM

The following information is provided by the Firm identified below which desires to exercise expedited redemption privileges with respect to shares of certain mutual funds managed, advised or administered by The Dreyfus Corporation or its subsidiaries or affiliates, which shares are registered in the name of, or beneficially owned by, the customers of such Firm.

(PLEASE PRINT OR TYPE)

NAME OF FIRM

STREET ADDRESS                                         CITY                           STATE             ZIP CODE

In order to speed payment, redemption proceeds shall be sent only to the commercial bank identified below, for credit to customer accounts of the above-named Firm.

NAME OF COMMERCIAL BANK TO RECEIVE ALL PAYMENTS — ABA NUMBER

ACCOUNT NAME      ACCOUNT NUMBER

STREET ADDRESS                                         CITY                           STATE             ZIP CODE